                                                                  EXHIBIT (c)(7)


SCHRECK MORRIS                                                 RECEIVED
STEVE MORRIS                                                   AND FILED
MATTHEW McCAUGHEY                                         FEB 17  9:18 AM '98
1200 Bank of America Plaza                                  LANCE S. WILSON
300 South Fourth Street                                          CLERK
Las Vegas, Nevada 89101                                 By_____________________
(702) 474-9400                                                  DEPUTY

HOWARD, DARBY & LEVIN
C. WILLIAM PHILLIPS
DANIEL M. MANDIL
1330 Avenue of the Americas
New York, New York 10019
(212) 841-1000

Attorneys for Plaintiff Computer Associates International, Inc.

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA

----------------------------------- x

COMPUTER ASSOCIATES
INTERNATIONAL, INC.,

                    Plaintiff,

                    v.
                                   CV-S-98-00278-LDG (RLH)

COMPUTER SCIENCES
CORPORATION,

                    Defendant.

----------------------------------- x

                 COMPLAINT FOR INJUNCTIVE AND DECLARATORY RELIEF

         Plaintiff Computer Associates International, Inc. "Computer Associates"), by its counsel, alleges upon knowledge with respect to itself and its own acts, and upon information and belief as to all other matters, as follows:

                                Nature of Action

         1. Computer Associates has announced today that it will commence a tender offer for all of the outstanding stock of defendant Computer Sciences Corporation ("CSC" and the "Company") at a price of $108 per share in cash, an aggregate price of approximately $9 billion for the Company (the "Offer"). The Offer represents a substantial premium over the closing trading price of CSC common stock on Tuesday, February 10, 1998, the last trading day before Computer Associates' previous public announcement of its proposal to acquire CSC. Computer Associates intends, as soon as practicable following consummation of the Offer, to have CSC merge with a Computer Associates' subsidiary. By this merger, Computer Associates envisions the creation of a world-class information technology solutions provider for the Twenty-first Century.

         2. Computer Associates brings this action to prevent CSC from breaching its fiduciary duties by using various anti-takeover devices to block the Offer. The Offer is fully financed, non-coercive and fair to CSC stockholders. The Offer does not pose a threat to the interests of CSC stockholders or to its corporate policies or effectiveness. The Offer is conditioned upon the removal or inapplicability of a number of CSC's anti-takeover devices, which CSC management may attempt to deploy in light of its public opposition to the acquisition proposed by Computer Associates. These devices include a "poison pill" and the Nevada Business Combinations Statute, Nev. Rev. Stat. Section
78.411 (1996) (the "Business Combination Statute").

         3. CSC rejected Computer Associates' earlier proposals for a business combination and has refused to negotiate with Computer Associates. Instead, CSC seeks to deprive its stockholders of a full and fair opportunity to decide for themselves whether to accept the substantial premium offered by Computer Associates. CSC has embarked upon a campaign whose purpose is to ensure the continued control of CSC by current top management, notwithstanding its fiduciary obligations to its stockholders. This campaign threatens the full use of an assortment of anti-takeover devices in order to entrench top management.

         4. Given the fair and non-coercive nature of the Offer and its substantial value to CSC stockholders, CSC should not be permitted to deny its stockholders this opportunity. CSC's use of its "poison pill" or other anti-takeover devices to block the Offer will constitute an unreasonable response to the Offer, in violation of the fiduciary duties owed to CSC stockholders.

         5. To overcome these impediments, Computer Associates seeks to remove a sufficient number of CSC directors to allow the stockholders to designate a majority of directors who will permit the stockholders to decide whether to accept the Offer. To this end, Computer Associates seeks, inter alia:

        (a) the written consent of two-thirds of CSC stockholders to remove a sufficient number of directors to enable the stockholders to designate a majority of the Board;

        (b) the written consent of a majority of CSC stockholders to fill the vacancies of removed directors with designees who will allow the stockholders to decide for themselves whether to accept the Offer;

        (c) agent designations to call a special meeting of stockholders for the purpose of removing directors, should Computer Associates fail to obtain sufficient written consents to replace a majority of directors; and

        (d) to ensure that, if Computer Associates fails to remove sufficient directors by written consent or by a special meeting, CSC cannot delay its annual meeting to be held in August 1998, at which meeting the stockholders will vote on all directors.

         6. Computer Associates seeks declaratory relief to determine definitively the legality of its consent and agent designation solicitation. Computer Associates' solicitations are specifically authorized by CSC's Bylaws (the "Bylaws") and by applicable Nevada law. However, because there are several areas where there are questions of interpretation regarding these authorities, Computer Associates asks the Court for a prompt determination that:

          (1) pursuant to Article VIII Section 1 of the Bylaws, a vote or consent of a majority of the outstanding voting shares of CSC is sufficient to amend the Bylaws;

          (2) pursuant to Article II Section 7 and Article III Section 2 of the Bylaws, a vote or consent of two-thirds of the outstanding voting shares of CSC is sufficient to remove a sufficient number of directors to designate a majority of the Board;

          (3) Computer Associates' proposal to determine the directors to be removed complies with Article III Section 2 of the Bylaws and
               Section 78.335 of the Nevada Revised Statutes;

          (4)  pursuant to Article III Section 2 of the Bylaws and Section
               78.335 of the Nevada Revised Statutes, a majority of CSC stockholders may fill vacancies caused by their removal of directors by vote or written consent;

          (5) pursuant to Nevada Revised Statute 78.350, CSC does not have the authority to set the record date for determining stockholders entitled to give written consents and agent solicitations;

          (6) pursuant to Article II Section 2 of the Bylaws, the upcoming annual meeting of the stockholders must be held on August 11, 1998, and may not be postponed by the CSC Board to a later date; and

          (7) Computer Associates' filings pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934 comply with applicable federal law.

         7. Computer Associates also brings this action for injunctive relief to prevent any effort by CSC to manipulate or otherwise subvert the process of corporate democracy by, for example, adopting amendments to Bylaws that impair the CSC stockholders' existing rights to amend the Bylaws and to call a special shareholders meeting. Computer Associates also seeks injunctive relief to prevent any effort by CSC to amend CSC's Bylaws or taking other actions intended to interfere with the shareholder franchise or otherwise delay the annual meeting. Finally, Computer Associates seeks injunctive relief to prevent the application of CSC's anti-takeover devices and other defensive measures to Computer Associates' Offer and proposed merger.

                                     Parties

         8. Plaintiff Computer Associates is a Delaware corporation with its principal executive offices in Islandia, New York. Through a subsidiary, Computer Associates is the beneficial holder of approximately 170,000 shares, or 0.2%, of CSC common stock. Computer Associates is a leading designer and developer of standardized computer software products for use with desktop, midrange and mainframe computers. Its products include a broad range of business software used in systems management, information management, the development of financial, human resource, manufacturing, distribution and banking systems applications, and desktop computer software.

         9. Defendant CSC is a Nevada corporation with its principal executive offices in El Segundo, California. CSC is a leader in the information technology services, industry. CSC specializes in the application of advanced and complex information technology - including the software developed by Computer Associates
- and offers an array of professional services to industry and government.

                             Jurisdiction and Venue

         10. This Court has jurisdiction over this action pursuant to 28 U.S.C. Sections 1331 and 1332(a) and 15 U.S.C. Section 78n(e) (Section 14(e) of the Securities Exchange Act of 1934 ("the Exchange Act")). The amount in controversy is in excess of $75,000.

         11. Venue is proper in this District under 28 U.S.C. Sections 1391(b) and (c).

                           Computer Associates' Offer

         12. In December 1997, Computer Associates contacted CSC's Chairman and Chief Executive Officer, Van B. Honeycutt, to determine whether CSC would be interested in pursuing a business combination with Computer Associates. After meetings and discussions concerning a possible business combination, Honeycutt reported that CSC had no interest in pursuing such a combination.

         13. On February 11, 1998, Computer Associates publicly announced its offer to acquire CSC in a merger transaction for $108 per share in cash for all outstanding shares of CSC. Computer Associates conveyed the Offer to CSC's Honeycutt by letter dated February 10, 1998, which noted that the price represented a premium of nearly 35% over the closing price of CSC's common stock on the day the parties commenced their their discussions in December 1997. As the letter also noted:

         The combination of [Computer Associates]'s strength in software and CSC's services capabilities, together with our collective personnel, would create the perfect model for the next generation of information technology solutions provider that will lead our industry into the next millennium.

February 10, 1998 Letter (attached as Exhibit 1). On February 11, 1998, Computer Associates' Chairman and Chief Executive Officer, Charles B. Wang, assured all CSC employees that Computer Associates will not lay off any CSC employee as a result of the merger, but "will offer every employee a position in the combined company." February 11, 1998 Letter (attached as Exhibit 2).

         14. On February 17, Computer Associates announced its intention to commence a tender offer pursuant to which Computer Associates seeks to acquire all of the outstanding shares of CSC stock at $108 per share, for a total value of approximately $9 billion. The Offer is conditioned upon, inter alia (a) valid tender of a majority of the outstanding shares of CSC's common stock; (b) redemption, invalidation or inapplicability of the CSC "poison pill"; and (c) approval of the acquisition of shares pursuant to the Business Combination Statute, or the inapplicability of the statute.

         15. On the same day, Computer Associates filed preliminary solicitation materials with the Securities and Exchange Commission ("SEC"), pursuant to section 14(a) of the Exchange Act, 15 U.S.C. Section 78n(a), and Regulation 14A promulgated thereunder. The solicitation materials (a) solicit consents from CSC stockholders to amend the Bylaws and to replace a majority of the CSC directors, and (b) solicit agent designations from CSC stockholders to call a special shareholders meeting to take such actions. Computer Associates also filed with the SEC tender offer materials pursuant to section 14(d)(1) of the Exchange Act, 15 U.S.C. Section 78n(d)(1), and Regulation 14D promulgated thereunder.

         16. Computer Associates intends, as soon as practicable following consummation of the Offer, to propose and seek to have CSC consummate a merger or similar business combination with Computer Associates, or a direct or indirect wholly-owned subsidiary thereof. The purpose of the merger is to acquire all CSC shares not tendered and purchased pursuant to the Offer or otherwise.

         17. Computer Associates' Offer is clearly in the best interests of CSC's stockholders. It is a fully financed, all cash offer, available to all CSC stockholders, for all outstanding shares. It is not "front-end loaded" or otherwise coercive in nature. The Offer provides CSC stockholders with the opportunity to realize a substantial premium over the market price of their shares prior to the announcement of the Offer.

         18. The Offer and second-step merger cannot be consummated unless the CSC Board - voluntarily or by direction of a court - removes or makes inapplicable CSC anti-takeover devices, including CSC's "poison pill" and the Business Combination Statute.

         19. In light of CSC's prior rejection of Computer Associates' attempt to explore a business combination with CSC and its refusal to negotiate with Computer Associates, the current CSC Board of Directors can be expected to resist Computer Associates' Offer. Indeed, according to news reports, CSC has already made contact with International Business Machines Corp., AT&T Corp. and Electronic Data Systems Corp. in an attempt to find a "white-knight" bidder to ward off Computer Associates' Offer. CSC management can also be expected to maintain and to deploy CSC's anti-takeover devices and actively to oppose the Offer.

                             First Claim for Relief
                              (Injunctive Relief)


         20. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 19 as if fully set forth here.

         21. CSC is prohibited by Nevada law from amending its Bylaws in any manner or taking any other action that would have the purpose or effect of impeding the effective exercise of the stockholder franchise. (The CSC Bylaws are attached as Exhibit 3).

         22. Any effort by CSC:

         (a) to amend its Bylaws in any way that would impede the effective exercise of the stockholder franchise;

         (b) to materially delay the conduct of the 1998 annual meeting; or

         (c) to prevent the stockholders from replacing the existing CSC directors by written consent, at a special meeting, or at the 1998 annual meeting, would be illegal.

         23. Computer Associates has no adequate remedy at law.

                            Second Claim for Relief
                              (Injunctive Relief)

         24. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 23 as if fully set forth here.

         25. CSC has armed itself with a number of anti-takeover provisions, including a shareholders' "rights plan," better known as a "poison pill." CSC's "poison pill," if not redeemed, rendered inapplicable or invalidated, will block Computer Associates' Offer and deprive CSC stockholders of the opportunity to sell their stock at a price substantially above the prevailing market rate.

         26. CSC also has the anti-takeover protections of the Business Combination Statute. Under the Business Combination Statute, a third party like Computer Associates that acquires 10% or more of the voting power of CSC's stock cannot engage in a business combination with CSC for three years, unless the acquisition of the shares or the business combination is approved by the CSC board in advance, the stockholder receives approval for the business combination from a majority of the disinterested shares, or the offer meets certain fair price criteria. The Business Combination Statute, if not rendered inapplicable or invalidated, may block Computer Associates' Offer and deprive CSC stockholders the opportunity to sell their stock at a price substantially above the prevailing market rate.

         27. The effect of these anti-takeover mechanisms is to frustrate and to impede the ability of CSC stockholders to decide for themselves whether to receive the benefits of the Offer and proposed second-step merger. These devices unreasonably and inequitably frustrate and impede the ability of Computer Associates to consummate its Offer and merger proposal. The failure of CSC and its board to redeem the CSC "poison pill" and to adopt a resolution approving the Offer for purposes of the Business Combination Statute constitutes a breach of their fiduciary duty and thus a violation of Nevada law.

         28. Computer Associates has no adequate remedy at law.

                             Third Claim for Relief
                             (Declaratory Judgment)

         29. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 28 as if fully set forth here.

         30. Computer Associates seeks a declaration that under the current CSC Bylaws, the holders of two-thirds of the outstanding CSC voting shares have the power to remove and replace a majority of the CSC directors by vote or written consent.

         31. As described in materials filed with the SEC, Computer Associates intends to solicit consents from CSC stockholders to amend the CSC Bylaws and, by the vote or consent of two-thirds of the stockholders, to replace a sufficient number of CSC directors to designate a majority of the Board. Computer Associates seeks a declaration that it may amend the Bylaws by the vote or consent of a majority of stockholders.

         32. Computer Associates also has proposed that the determination of the directors to be removed should be made, in the first instance, by the Board, but if the Board fails or refuses to do so within one week of the adoption of the proposal, then directors would be removed according to the votes at the last annual meeting, with the directors receiving the least votes being the first to be removed.

         33. CSC has announced its opposition to the Offer and can be expected to oppose the solicitation of consents for the purpose of amending the Bylaws and replacement of its Board of Directors.

         34. Accordingly, Computer Associates seeks a declaratory judgment that
Article VIII Section 1 of the Bylaws permits a vote or consent of a majority of the outstanding voting shares of CSC to amend the Bylaws; that Article II
Section 7 and Article III Section 2 of the Bylaws permit Computer Associates, with the vote of two-thirds of the outstanding voting shares of CSC, to remove a sufficient number of directors to designate a majority of the Board; that Computer Associates' proposal to determine the directors to be removed complies with Article III Section 2 of the Bylaws and Section 78.335 of the Nevada Revised Statutes; and that Article III Section 2 of the Bylaws and Section
78.335 of the Nevada Revised Statutes permit a majority of CSC stockholders to fill vacancies of removed directors or additional seats on the board by written consent.

                             Fourth Claim for Relief
                             (Declaratory Judgment)

         35. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 34 as if fully set forth here.

         36. Section 78.330 of the Nevada Revised Statutes provides that the bylaws of a corporation may set the date, time and place for the annual meeting of the stockholders.

         37. Article II Section 2 of the CSC Bylaws provides, that "[a]nnual meetings of the stockholders shall be held on the second Monday in August, if not a legal holiday, and if a legal holiday, then on the next secular day following at 2:00 p.m., or at such other time and date as the Board of Directors shall determine."

         38. Because August 10, 1998, is not a legal holiday, the CSC Board lacks the authority to alter the meeting date. Under the applicable By-law, such authority exists only if the second Monday in August is a legal holiday. Accordingly, Computer Associates seeks a declaratory judgment that the annual meeting be held on August 10, 1998.

                             Fifth Claim for Relief
                             (Declaratory Judgment)

         39. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 38 as if fully set forth here.

         40. Section 14(d)(1) of the Securities Exchange Act of 1934 provides that

         [i]t shall be unlawful for any person ... to make a tender offer for ... any class of equity security ... unless at the time copies of the offer ... are first published or sent or given to security holders such person has filed with the Commission a statement containing ... information as the Commission may by rules and regulations prescribe as necessary or appropriate in the public interest or for the protection of investors. All requests or invitations for tenders ... shall be filed as part of such statement and shall contain such of the information contained in such statement as the Commission may by rules and regulations prescribe.


These rules and regulations are set forth in Regulation 14D promulgated by the SEC under the Act.

         41. Section 14(e) of the Exchange Act makes it unlawful
         for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer ....

         42. On February 17, 1998, Computer Associates distributed its tender offer materials to the CSC stockholders and filed its Schedule 14D-1 statement with the SEC. Given CSC's actions to oppose and defeat Computer Associates' acquisition proposal, CSC will mount a section 14(e) challenge to the legality of Computer Associates' Schedule 14D-1 filing.

         43. Accordingly, Computer Associates seeks a declaration that its
Schedule 14D-1 complies with applicable federal law and is not subject to attack by the CSC Board under section 14(e) of the Exchange Act.

         WHEREFORE, Computer Associates seeks judgment:

                  (a) Enjoining CSC from amending its by-laws to in any way impede the effective exercise of the stockholder franchise or to impede the Offer, including without limitation amendments that impair the CSC stockholders' existing rights to amend the bylaws and to call a special stockholders meeting;

                  (b) Enjoining CSC from refusing to redeem CSC's "poison pill" and refusing to make the provisions of the Nevada Business Combination Statute inapplicable to the Offer by declining to approve the Offer;

                  (c) Declaring that Article VIII Section 1 of the Bylaws permits a vote or consent of a majority of the outstanding voting shares of CSC to amend the Bylaws;

         (d) Declaring that Article II Section 7 and Article III Section 2 of the Bylaws permit Computer Associates, with the vote of two-thirds of the outstanding voting shares of CSC, to remove a sufficient number of directors to designate a majority of the Board;

         (e) Declaring that Computer Associates' proposal to determine the directors to be removed complies with Article III Section 2 of the Bylaws and
Section 78.335 of the Nevada Revised Statutes;

         (f) Declaring that Article III Section 2 of the Bylaws and Section
78.335 of the Nevada Revised Statutes permit a majority of CSC stockholders to fill vacancies of removed directors or additional seats on the board by written consent;

         (g) Declaring that Nevada Revised Statute Section 78.350 does not allow CSC to set the record date for determining stockholders entitled to give written consents and agent solicitations;

         (h) Declaring that, under its bylaws, the CSC annual meeting must occur on August 10, 1998;

         (i) Declaring that Computer Associates Schedule 14D-1 complies with applicable federal law;

         (j) Awarding Computer Associates its costs of suit, including reasonable attorneys' fees; and

         (k) Granting Computer Associates such other and further relief as the Court may deem just and proper.

Dated: February 17, 1998


                                      SCHRECK MORRIS



                                      By:  STEVE MORRIS
                                         -----------------------------------
                                           Steve Morris


                                      1200 Bank of America Plaza
                                      300 South Fourth Street
                                      Las Vegas, Nevada 89101
                                      (702) 382-2101

                                                -and-

                                      HOWARD, DARBY & LEVIN



                                      By:   C. William Phillips
                                         -----------------------------------
                                            C. William Phillips


                                      1330 Avenue of the Americas
                                      New York, New York 10019
                                      (212) 841-1000


                                      Attorneys for Plaintiff
                                      Computer Associates International, Inc.

SCHRECK MORRIS
STEVE MORRIS
MATTHEW McCAUGHEY
1200 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
(702) 474-9400

HOWARD, DARBY & LEVIN
C. WILLIAM PHILLIPS
DANIEL M. MANDIL
1330 Avenue of the Americas
New York, New York 10019
(212) 841-1000
Attorneys for Computer Associates International, Inc.



                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA


--------------------------------------- x

COMPUTER ASSOCIATES                     :
INTERNATIONAL, INC.,

                   Plaintiff,           :
                                                  Case No.
                   v.                   :

COMPUTER SCIENCES                       :
CORPORATION,
                                        :
                   Defendant.

--------------------------------------- x


                          AFFIDAVIT OF STEVEN M. WOGHIN

STATE OF NEW YORK        )
                         :         ss.:
COUNTY OF SUFFOLK        )


         Steven M. Woghin, being duly sworn, states:

         1. I am Senior Vice-President and General Counsel of Computer Associates International, Inc. ("Computer Associates"), plaintiff in this action. I submit this affidavit in support of Plaintiff's Complaint For Injunctive and Declaratory Relief, and plaintiff's motion for expedited treatment pursuant to 28 U.S.C. Section 2201 and Federal Rule of Civil Procedure
57. 1 make this affidavit based upon personal knowledge, except as to those matters stated based upon information and belief. With respect to matters based upon information and belief, I am relying on the statements of others or publicly available documents, that I reasonably believe to be accurate.

         2. This litigation concerns a tender offer. It is clearly to the advantage of the tens of thousands of shareholders, employees and customers affiliated with these two parties for the Court to provide a speedy declaration regarding the rights and duties of defendant's shareholders and directors, so that the tender offer can properly be evaluated and responded to. Only expedited treatment will provide for a speedy and fair resolution of these issues.

         3. Plaintiff Computer Associates is a Delaware corporation with its principal executive offices in Islandia, New York. Computer Associates (through a wholly-owned subsidiary) is the beneficial holder of approximately 170,000 shares, or 0.2%, of CSC common stock. Computer Associates is a leading designer and developer of standardized computer software products for use with desktop, midrange and mainframe computers. Its products include a broad range of business software used in systems management, information management, the development of financial, human resource, manufacturing, distribution and banking systems applications, and desktop computer software.

         4. Upon information and belief, defendant Computer Sciences Corporation ("CSC" and the "Company") is a corporation incorporated in Nevada with its principal executive offices in El Segundo, California. CSC is a leader in the information technology services industry. CSC specializes in the application of advanced and complex information technology - including the software developed by Computer Associates - and offers an array of professional services to industry and government.

         5. Computer Associates will announce on February 17, 1998 that it will commence a tender offer for all of the outstanding stock of defendant CSC at a price of $108 per share in cash, an aggregate price of approximately $9 billion for the Company (the "Offer").

         6. Computer Associates' Offer represents a substantial premium for CSC common stock. Computer Associates intends, as soon as practicable following consummation of the Offer, to have CSC merge with a Computer Associates' subsidiary, creating a world-class information technology solutions provider.

         7. Computer Associates will also file a Schedule 14D-1 and exhibits thereto with the Securities and Exchange Commission on February 17, 1998.

         8. Both Computer Associates and CSC are enormous operations, with tens of thousands of shareholders, employees, and customers. If a merger of Computer Associates and CSC is completed, it will be one of the largest mergers in the history of the American technology industry.

         9. CSC has rejected Computer Associates' proposal to acquire CSC and has refused to negotiate. It appears that CSC seeks to deprive its shareholders of a full and fair opportunity to decide for themselves whether to accept Computer Associates' proposal.

         10. Until the CSC shareholders are provided with an opportunity to consider the Offer, and make their determination, there will be inevitable disruption to both Computer Associates and CSC and their respective operations. For each day that the issues raised in this litigation remain unresolved, the parties will incur additional and substantial transaction costs.

         11. Moreover, speedy resolution of these issues is required so that the Offer may be fully and fairly considered by the CSC shareholders, as contemplated by the federal statutes governing tender offers. The policies of the federal securities laws will be frustrated if CSC shareholders are not provided with all the relevant information regarding the Offer.

         12. Computer Associates brings this action to prevent CSC from using various anti-takeover devices to block the Offer. The Offer is conditioned upon the removal or inapplicability of a number of CSC's anti-takeover devices, which CSC management may attempt to deploy in fight of its public opposition to the acquisition proposed by Computer Associates. These devices include a "poison pill" and the Nevada Business Combinations Statute, Nev. Rev. Stat. Section
78.411 (1996).

         13. Computer Associates also seeks to replace a majority of CSC directors with a slate of directors who will support Computer Associates' Offer consistent with their fiduciary duties. To this end, Computer Associates (a) has called for a special meeting of CSC shareholders, pursuant to agent designations that will be solicited from a majority of CSC shareholders; and (b) will seek consents from CSC shareholders to amend the CSC bylaws (the "Bylaws") and replace a majority of CSC directors and otherwise to protect CSC shareholders from CSC management's attempts to entrench its positions.

         14. Computer Associates has announced that it is pursuing various strategies in connection with the Offer, each designed to enable the CSC shareholders to determine whether or not to accept the Offer. Computer Associates would like the CSC shareholders to have the opportunity to consider the Offer as soon as possible.

         15. In furtherance of this objective, Computer Associates has proposed various alternatives that may be available to the CSC shareholders to enable them to properly consider the Offer. Although Computer Associates believes that each of its proposals is consistent with Nevada law and the CSC bylaws, Computer Associates has asked this Court for a series of declarations clarifying the legal relationships between CSC and its shareholders (including Computer Associates).

         16. Until the Court issues the declarations sought by the action, Computer Associates and the other CSC shareholders cannot be fully confident that they have taken the steps necessary to ensure that the CSC shareholders, and not the current Board of Directors, will determine how to respond to the Offer.

         17. Computer Associates bring this action for injunctive and/or declaratory relief regarding CSC's defensive measures as well as its proposals to enable the CSC shareholders to consider the Offer fully and fairly.



                                             Steven M. Woghin
                                             -----------------------------
                                             Steven M. Woghin


Sworn to before
this 16th day of February, 1998


ANNE M. JONES
-------------------------------------
Notary Public



           ANNE M. JONES
NOTARY PUBLIC, STATE OF NEW YORK
           NO 4913476
QUALIFIED IN NASSAU COUNTY
COMMISSION EXPIRES NOVEMBER 23, 1999




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